EXHIBIT 10.35

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between John M. Burlingame (“Executive”) and Interval Leisure Group, Inc. (“ILG”), effective on the date (the “Effective Date”) of the closing (“Closing Date”) under that certain Equity Interest Purchase Agreement for the acquisition of Hyatt Residential Group, Inc. and certain of its affiliates and subsidiaries (collectively, the “Company”) between Hyatt Corporation (“Hyatt”) and S.O.I. Acquisition Corp. (the “EPA”). Executive and ILG may hereinafter be referred to individually as a “Party” or collectively as the “Parties.”

WHEREAS, ILG desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and ILG have agreed and do hereby agree as follows:

1A.          EMPLOYMENT.  During the Term (as defined below), ILG shall employ Executive, and Executive shall be employed as the President of the Company. Executive shall be the functional head of the operating business known as the Hyatt Residence Club and shall provide leadership to such other Affiliates of ILG as may be directed by Executive’s Reporting Officer, as such term is defined herein. In addition, for up to six months following the Closing Date, Executive shall devote up to 10 hours per week in the performance of the services outlined in Exhibit C.  During Executive’s employment with ILG, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein.  During Executive’s employment with ILG, Executive shall report directly to the Chief Executive Officer of ILG or such person(s) as from time to time may be designated by him (the “Reporting Officer”).  Executive shall have such powers and duties with respect to the Company and, as requested, other ILG Affiliates as may reasonably be assigned to Executive by the Reporting Officer, to the extent consistent with Executive’s position.  Executive agrees to devote all of Executive’s working time, attention and efforts to the Company and, to the extent applicable, other ILG Affiliates, and to perform the duties of Executive’s position in accordance with the policies of the Company and ILG, as in effect from time to time and so long as each entity’s policies are harmonious with the other such that compliance with both may be achieved; provided, however, where Executive believes there is a conflict between policies, Executive shall provide ILG notice thereof and ILG shall advise Executive on how to proceed with complying with both policies or, where applicable, with which policy to comply. This provision shall not be construed as preventing Executive from serving on the boards of professional, community, civic, educational, charitable and corporate organizations on which he presently serves, as such are scheduled on Exhibit A, attached hereto and incorporated herein, or may choose to serve, with the prior approval of his Reporting Officer, or investing his assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of the companies in which such investments are made (in either instance, not in violation of the noncompetition and non-solicitation provisions of this Agreement), provided further, any such service shall not negatively impact Executive’s performance hereunder and shall be performed at Executive’s own cost and during non-working times which may entail the use of paid time off from the Company, where necessary.

2A.          TERM.  The term of this Agreement shall begin on the Effective Date and shall end on the third anniversary of the Effective Date (the “Initial Term”); provided, that on the third anniversary of the Effective Date and on each successive anniversary thereafter, the Initial Term shall automatically be extended for additional one-year periods (the Initial Term as so extended, the “Term”) unless either Party provides the other Party with a notice of termination at least ninety (90) days before any such anniversary.  Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated during the Term, subject to Section 1(e) of the Standard Terms and Conditions, attached hereto and incorporated herein.

3A.          COMPENSATION.

(a)           BASE SALARY.  During the Term, the Company shall pay Executive an annual base salary of four hundred and sixty thousand U.S. dollars (US$460,000) (the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time).

(b)           BONUS.

(i)            During the Term, Executive shall be eligible to receive a target annual bonus of up to 70% of Base Salary, based upon the achievement of individual performance goals established by Executive’s Reporting Officer and the Company’s achievement of certain performance targets established by the Compensation and Human Resources Committee of ILG’s Board of Directors (the “Committee”) annually; provided, however, that with respect to the Initial Term of this Agreement, a portion of this bonus amount equal to 20% of Base Salary shall be deemed guaranteed (the “Guaranteed Amount”), which amount shall be paid to Executive during each applicable year in equal amounts at each regular payroll beginning on the Effective Date.  Annually, Executive’s Reporting Officer, in conjunction with the Committee, shall determine whether the achievement of the individual performance goals have been met.

(ii)           Any annual bonus, other than the Guaranteed Amount, shall be paid during the following calendar year with respect to which such annual bonus relates at such time as other similarly situated executive personnel are paid bonuses in accordance with the policies of ILG (unless Executive has elected to defer receipt of such bonus pursuant to an arrangement that meets the requirements of Section 409A (as defined below) provided, that with respect to calendar year 2014, Executive will be eligible to receive an annual bonus on a pro-rated basis equal to the product of (x) the annual Bonus which otherwise would have been earned by Executive absent pro-ration, times (y) a fraction, the numerator of which is the number of days from the Effective Date to December 31, 2014, and the denominator of which is 365.

(iii)          By January 30 annually or as soon thereafter as is practical, Executive’s individual performance goals will be discussed and agreed upon by Executive and Executive’s Reporting Officer based upon the business plan of the Company.  The Parties further agree that Executive’s

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individual performance goals will be reasonably believed by Executive and Executive’s Reporting Officer to be attainable at the time they are set.

(iv)          Executive shall be eligible to participate in any annual or long-term incentive programs that may be adopted from time to time by ILG or the Company on the same basis as that provided to similarly situated executive personnel.

(c)           RESTRICTED STOCK UNITS.

(i)            As promptly as practicable, but no later than thirty (30) days following the Effective Date, Executive shall be granted, under and subject to the provisions of the 2013 ILG Stock and Annual Incentive Plan, an award of a number of ILG RSUs determined by dividing US$1,200,000 by the closing price of a share of ILG Common Stock on the Closing Date under the EPA, rounded to the nearest whole number of ILG RSUs (the “Initial Equity Award”).

(ii)           The Initial Equity Award shall be comprised of two components: (A) service-based RSUs valued at US$480,000; and (B) performance RSUs valued at US$720,000.   Other terms for the Initial Equity Award will be set forth in the Award Notices and related Terms and Conditions accompanying such award, copies of which are attached hereto and incorporated herein as composite Exhibit B.

(iii)          Commencing in calendar year 2015, Executive shall be entitled to participate in ILG’s long-term incentive program at an award level commensurate with that of other similarly situated executive personnel for so long as ILG continues to make available such awards to the executive personnel.  Executive acknowledges that each such award is subject to the approval of the Committee as well as the terms and conditions of ILG’s 2013 Stock and Incentive Compensation Plan and the Award Notice accompanying such Award.

(d)           BENEFITS.  During the Term, Executive shall be entitled to participate in any welfare and health programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated executive personnel of the Company.  Executive shall also be entitled to participate in life and disability insurance programs as may be adopted from time to time by ILG on the same basis as that provided to similarly situated executive personnel of ILG. For purposes of determining Executive’s entitlement to any welfare, health and life insurance and pension benefit and incentive program available to similarly situated senior executive personnel, Executive’s seniority with ILG and the Company shall be calculated to include his years of service while employed at Hyatt or the Company prior to the Closing Date; provided, however, such years of service shall not afford Executive the right to request the approval of continued vesting of the Initial Equity Award based on Retirement, as such term is defined in the 2013 ILG Stock and Annual Incentive Plan. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

(i)            Reimbursement for Business Expenses.  ILG shall reimburse Executive for all reasonable, necessary and documented expenses incurred by Executive in performing Executive’s duties for the Company, ILG or its Affiliates on the same basis as similarly situated executive personnel and in accordance with ILG’s policies as in effect from time to time.  With respect to air travel for business purposes, Executive shall be eligible for reimbursement for

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Business Class (or if Business Class is unavailable the next higher class) for any domestic flight of at least three (3) hours’ duration, for separate domestic flights to or from a target destination that total in the aggregate at least three (3) hours’ duration, and for Business Class for all international flights, unless otherwise agreed with Executive’s Reporting Officer; provided, such travel is scheduled with the prior approval of his Reporting Officer and is otherwise in accordance with the travel and entertainment policies of ILG and its Affiliates.

(ii)           Paid Time Off.  It is agreed that Executive shall be entitled to earn paid time-off at a rate of 18.66 hours per month, subject to a maximum paid time-off accrual of 408 hours, at which point additional accruals will be suspended until such time as a portion of the Executive’s accrued paid time-off has been used. Executive has indicated that he anticipates taking up to fifteen days’ vacation time in the six months following the Closing Date, and ILG agrees that Executive shall be allowed to take such vacation time. Where ILG receives a credit for the paid time-off which Executive accrued, but did not utilize prior to the Effective Date, Executive shall be entitled to apply such credit, as well as any paid time-off accrued with ILG, to these vacation days.

(e)           RELOCATION PACKAGE.  The Company agrees to provide Executive with a relocation package in an amount not to exceed one hundred fifty thousand U.S. dollars (US$150,000) for use towards the actual and reasonable out-of-pocket expenses incurred by the Executive in connection with his relocation to Miami, Florida, before, on, or after the Closing Date, which expenses could include temporary housing, closing costs and sales commissions on the sale of his current home, house-hunting trips and movement of his household goods and automobiles and such other reasonable out-of-pocket expenses related to Executive’s relocation efforts as may be incurred; provided, it is acknowledged and agreed that Company shall have no obligation to reimburse Executive if the closing does not occur.  Such amount shall be disbursed as follows:  $25,000 per each 12-month period of the Initial Term, which amount shall be paid quarterly in equal installments, until such time as Executive elects to move his family and his household goods to Miami, Florida, at which time the remaining balance of Executive’s relocation package shall be available to assist with the costs of such move as stated in this subparagraph (e). In the event that the Executive is terminated for Cause or voluntarily resigns his position without Good Reason before the third anniversary of the Effective Date, the Executive shall repay to the Company the amount provided to the Executive, pro-rated based on the number of full months remaining in the Initial Term, including the month in which such separation of employment occurs.

4A.          NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, by hand delivery, or by overnight delivery by a nationally recognized carrier, and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused) to the address set forth below:

If to ILG:	Interval Leisure Group, Inc.
6262 Sunset Drive
Miami, Florida 33143
	Attention:	Craig M. Nash

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with a copy to:	Interval Leisure Group, Inc.
6262 Sunset Drive
Miami, Florida 33143
	Attention:	General Counsel

If to Executive:	John M. Burlingame
At the last address indicated in the Company’s records,

with a copy to:	Gwen V. Carroll
Law Offices of Gwen V. Carroll, Ltd.
Suite 2800
Chicago, IL 60601

Either Party may change such Party’s address for notices by notice duly given pursuant hereto.

5A.          GOVERNING LAW; JURISDICTION.  This Agreement and the legal relations thus created between the Parties (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of Florida without reference to its principles of conflicts of laws.  Any dispute between the Parties arising out of or related to this Agreement will be heard and determined before an appropriate federal court located in the State of Florida in Miami-Dade County, or, if not maintainable therein, then in an appropriate Florida state court located in Miami-Dade County, and each Party submits itself and its property to the exclusive jurisdiction of the foregoing courts with respect to such disputes.

Each Party (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the Party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the Parties arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the Parties arising out of or related to this Agreement and (iv) agrees that, subject to the parties’ rights of appeal, a judgment or order of any court referred to above in connection with any dispute between the Parties arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

6A.          COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument; signed copies of this Agreement may be delivered by .pdf, e-mail, or fax and will be accepted as an original.

7A.          STANDARD TERMS AND CONDITIONS.  The Standard Terms and Conditions, attached hereto, are incorporated herein by reference, deemed a part of this Agreement and are

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binding and enforceable provisions of this Agreement.  References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement, the Standard Terms and Conditions and Exhibits A, B and C, taken as a whole.

8A.          SECTION 409A OF THE INTERNAL REVENUE CODE.

(a)           This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  It is intended that any amounts payable under this Agreement and ILG’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

(b)           To the extent that any reimbursement pursuant to this Agreement is taxable to Executive, Executive shall provide ILG with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this paragraph, and any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

9A.          Notwithstanding anything to the contrary herein, this Agreement shall become effective upon, and subject to the occurrence of, the Effective Date.

IN WITNESS WHEREOF, ILG has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on May 23, 2014.

INTERVAL LEISURE GROUP, INC.

By:	/s/ Craig M. Nash
Name:	Craig M. Nash
Title:	Chairman, President and Chief Executive Officer

/s/ John M. Burlingame
JOHN M. BURLINGAME

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STANDARD TERMS AND CONDITIONS

1.             SEPARATION OF EXECUTIVE FROM ILG EMPLOYMENT.

(a)           DEATH.  In the event Executive’s employment hereunder is terminated by reason of Executive’s death, ILG shall pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary through the end of the month in which death occurs and (ii) any other Accrued Obligations (as defined in paragraph 1(g) below).

(b)           DISABILITY.  If, as a result of Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of twelve (12) consecutive weeks, or for shorter periods aggregating to twelve (12) weeks, during any twelve (12) consecutive months and, within thirty (30) days after written notice is provided to Executive by ILG (in accordance with Section 4A hereof), Executive shall not have returned to the full-time performance of Executive’s duties, Executive’s employment under this Agreement may be terminated by ILG for Disability.  Upon separation of Executive’s employment due to Disability, ILG shall pay Executive within thirty (30) days of such separation (i) Executive’s Base Salary through the end of the month in which separation occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by ILG; and (ii) any other Accrued Obligations (as defined in paragraph 1(g) below).

(c)           TERMINATION FOR CAUSE.  ILG may terminate Executive’s employment under this Agreement for Cause at any time prior to the expiration of the Term.   Upon the termination of Executive’s employment by ILG for Cause (as defined below), ILG and its Affiliates shall have no further obligation hereunder, except for the payment of any Accrued Obligations (as defined in paragraph 1(g) below).  As used herein, “Cause” shall mean:  (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, ILG may suspend Executive from the rendition of services, but without limiting or modifying in any other way ILG’s obligations under this Agreement; (ii) a material breach by Executive of a fiduciary duty owed to ILG or the Company; (iii) a material breach by Executive of any of the covenants made by Executive in Section 2 hereof; (iv) the willful or gross neglect by Executive of the material duties required by this Agreement; or (v) a knowing and material violation by Executive of any ILG policy pertaining to ethics, wrongdoing or conflicts of interest. Failure to meet performance standards or objectives, by itself, does not constitute “Cause.” Executive may not be terminated for Cause under subsections (ii), (iii), (iv), or (v) unless and until (1) Executive shall have committed acts or omissions which constitute Cause as defined in sub sections (ii), (iii), (iv), or (v) above, and (2) Executive shall have been given written notice specifying the grounds for such termination and not less than 30 days to correct such acts or omissions, if correctable; provided, ILG may relieve Executive of his duties during this cure period, if it deems necessary.  Further, no termination shall be deemed to be a termination by ILG for “Cause” if the termination is as a result of Executive refusing to act in a manner that would be a violation of applicable law or where Executive acts (or refrains from taking action) in good faith in accordance with directions of a member of the Board or higher ranking executive but was unable to attain the desired results because such results were inherently unreasonable or unattainable.

(d)           RESIGNATION BY EXECUTIVE FOR GOOD REASON.  Executive may terminate his employment for Good Reason.  “Good Reason” shall mean any action or inaction by ILG that results in the occurrence of any of the following, without Executive’s prior written consent: (A) material diminution in Executive’s authority, duties, or responsibilities; (B) ILG’s requiring Executive to be based anywhere more than fifty (50) miles from where Executive’s principal place of employment is located as of the Effective Date, subject to the Parties’ mutual understanding that Executive has agreed to relocate  to Miami, Florida, or such other location as the Parties may mutually agree; (C) a non- de minimis reduction in Executive’s Base Salary or target bonus opportunity or, during the initial three (3) years following the Effective Date, the Guaranteed Bonus; or (D) any other action or inaction that constitutes a material breach by ILG of this Agreement. Notwithstanding the preceding sentence, no resignation on Executive’s part shall be deemed to be for Good Reason unless (1) Executive gives written notice to ILG of the event or condition Executive claims to constitute Good Reason within ninety (90) days of the first occurrence of such event or condition, (2) ILG fails to cure such event or condition within thirty (30) days of such notice, and (3) Executive gives a notice of termination creating a date of termination not later than ninety (90) days after the expiration of such cure period. For purposes of Executive’s rights and entitlements following the cessation of his employment under this Agreement, any notice of termination furnished by Executive to ILG pursuant to this Section 1(d) shall not affect the calculation of his last day of employment as occurring on the last day of the notice period.

(e)           TERMINATION BY ILG OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON.  If Executive’s employment hereunder is terminated prior to the expiration of the Term by ILG for any reason other than Executive’s death or Disability or for Cause or if Executive’s employment hereunder is terminated by the Executive for Good Reason, then ILG shall pay Executive his Base Salary through the end of the Term over the course of the then remaining Term in accordance with  ILG’s payroll practices, beginning in the third month following the month in which Executive’s separation from service occurs, provided, where such termination occurs on or after the second anniversary of Effective Date, ILG shall pay the Executive an amount equal to his Base Salary for a 12 month period plus the bonus amount which Executive was paid in the preceding calendar year, pro-rated based on the number of full months which Executive worked during the calendar year in which such separation occurs (the “Cash Severance Payments”), which amount shall be payable in equal, biweekly installments (or, if different, in accordance with  ILG’s payroll practice as in effect from time to time) during the twelve (12) month period following Executive’s separation from ILG’s employ.  Further, ILG shall pay Executive on the date of separation (or within 72 hours of such separation if Executive quits with less than 72 hours’ notice) in a lump sum in cash any Accrued Obligations (as defined in Section 1(g) below).

Notwithstanding the preceding provisions of this Section 1(e), in the event that Executive is a “specified employee” (within the meaning of Section 409A) on the date of separation of Executive’s employment with ILG and the Cash Severance Payments to be paid within the first six months following such date (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then (i) any portion of the Cash

Severance Payments that is payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth in Section 1(e)(i), (ii) any portion of the Cash Severance Payments that exceeds the Limit (and would have been payable during the Initial Payment Period but for the Limit) shall be paid, with Interest, on the first business day of the first calendar month that begins after the six-month anniversary of Executive’s “separation from service” (within the meaning of Section 409A) and (iii) any portion of the Cash Severance Payments that is payable after the Initial Payment Period shall be paid at the times set forth in Section 1(e)(i).  For purposes of this paragraph, Interest shall mean interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the date on which payment would otherwise have been made but for any required delay through the date of payment.

The payment to Executive pursuant to Section 1(a), (b) or (e) of any amounts other than the Accrued Obligations shall be subject to Executive’s execution and non-revocation of a general release of all claims against ILG and its Affiliates, in a form substantially similar to that used for similarly situated executive personnel of ILG and its Affiliates within 60 days of the date of separation and, relating to payments under Section 1(b) or (e), a written affirmation of Executive’s continuing compliance with Section 2 and any other restrictive covenants to which Executive may then be subject (other than any non-compliance that is immaterial, does not result in harm to ILG or its Affiliates, and, if curable, is cured by Executive promptly after receipt of notice thereof given by ILG).  Executive acknowledges and agrees that the amounts other than the Accrued Obligations (including, if applicable, the Cash Severance Payments) described in Section 1(a), (b) or (e) constitute good and valuable consideration for such release and, where applicable, affirmation of his compliance with the restrictive covenants set forth in Section 2.

(f)            OFFSET.  If Executive obtains other employment during the period for which Executive is receiving Cash Severance Payments, all future amounts payable by ILG to Executive shall be offset by the amount earned by Executive from another employer.  For purposes of this Section 1(g), Executive shall have an obligation to inform ILG regarding Executive’s employment status following separation and during the period encompassing the Term.

(g)           ACCRUED OBLIGATIONS.  As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or separation of employment for any reason, as the case may be; and (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid, is not considered “deferred compensation” subject to Section 409A and has not otherwise been deferred to a later date pursuant to any deferred compensation arrangement of ILG to which Executive is a party, if any.

2.                                      CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; PROPRIETARY RIGHTS; AND OTHER POST-SEPARATION OBLIGATIONS.

(a)           CONFIDENTIALITY.  Executive acknowledges that while employed by ILG or any of its Affiliates, Executive will occupy a position of trust and confidence.  Executive shall not, except as may be required to perform Executive’s duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding ILG or any of its Affiliates.  “Confidential Information”

shall mean information about ILG or any of its Affiliates, and their clients and customers that is not disclosed by ILG or any of its Affiliates for financial reporting purposes and that was learned by Executive in the course of employment by ILG or any of its Affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.  Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to ILG and its Affiliates, and that such information gives ILG and its Affiliates a competitive advantage.  Executive agrees to deliver or return to ILG, at ILG’s request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by ILG and its Affiliates or prepared by Executive in the course of Executive’s employment by ILG and its Affiliates.  As used in this Agreement, “Affiliates” shall mean any company controlled by, controlling or under common control with ILG.

(b)           NON-COMPETITION.  In consideration of this Agreement, and other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that, during Executive’s employment hereunder and for a period of eighteen (18) months, Executive shall not, without the prior written consent of ILG, directly or indirectly, engage in or become associated with a Competitive Activity.

For purposes of this Section 2(b), (i) a “Competitive Activity” means, any business or other endeavor involving Similar Products if such business or endeavor is in a country (including the United States) in which ILG (or any of its Affiliates) (x) at the time of Executive’s separation provides or planned to provide such Similar Products or (y) during Executive’s employment provided, such Similar Products; (ii) “Similar Products” means any products or services that are the same or substantially similar to any of the types of products or services that ILG and/or any of its Affiliates for which Executive may, during the Term, have direct or indirect responsibility hereunder provides or planned to provide during Executive’s employment hereunder; and (iii) Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.   Executive acknowledges and agrees that, without limiting the generality of the foregoing, the term “Competitive Activity” shall be deemed to include, without limitation, the development, sales, marketing and financing of shared ownership interests, comprised of the ownership of or the right to use accommodations, amenities and facilities at a shared ownership resort, which interest may be evidenced as points or some other program currency as well as the management of shared ownership resorts, vacation properties, owners’ associations and condominiums and associated rental, resale and administrative services.

Notwithstanding the foregoing, Executive may make and retain, for investment purposes only, less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Executive is not

otherwise affiliated with such corporation.  Executive acknowledges that Executive’s covenants under this Section 2(b) are a material inducement to ILG’s entering into this Agreement.

(c)           NON-SOLICITATION OF EMPLOYEES/CUSTOMERS.

(i)            Executive recognizes that he will possess confidential information about other employees of ILG and its Affiliates relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with suppliers to and customers of ILG and its Affiliates.  Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to ILG and its Affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with ILG or its Affiliates.

(ii)           Executive agrees that, during the Term (and for a period of twenty-four (24) months after  the separation of his employment, irrespective of the cause, manner or time of such separation), Executive will not, directly or indirectly, solicit or recruit any employee of ILG or any of its Affiliates for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such confidential information or trade secrets about other employees of ILG or any of its Affiliates to any other person except within the scope of Executive’s duties hereunder.

(iii)          Executive agrees that, during the Term (and for a period of twenty-four (24) months after the separation of his employment, irrespective of the cause, manner or time of such separation), Executive will not make any statement or perform any act intended to advance the interest of any competitor of ILG or any of its Affiliates in any way that will injure the interests of ILG or any of its Affiliates.  Executive also agrees that during such period, he shall not solicit or attempt to take away or to sever from ILG or any of its Affiliates the business or goodwill of any individuals or entities who are customers or clients of ILG or its Affiliate, including, without limitation, any resort or owners association management, rental or administrative contract.

(d)           PROPRIETARY RIGHTS; ASSIGNMENT.  All Developments shall be made for hire by the Executive for ILG or any of its Affiliates.  “Developments” means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of ILG or any of its Affiliates, or (ii) results from or is suggested by any undertaking assigned to the Executive or work performed by the Executive for or on behalf of ILG or any of its Affiliates, whether created alone or with others, during or after working hours.  All Confidential Information and all Developments shall remain the sole property of ILG or any of its Affiliates.  The Executive shall acquire no proprietary interest in any Confidential Information or Developments developed or acquired during the Term.  To the extent the Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Development, the Executive hereby assigns to ILG all such proprietary rights.  The Executive shall, both during and after the Term, upon ILG’s request, promptly execute and deliver to ILG all such assignments, certificates and instruments, and shall promptly perform such other acts, as ILG may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend ILG’s rights in Confidential Information and Developments.

(e)           COMPLIANCE WITH POLICIES AND PROCEDURES.  During the Term, Executive shall adhere to the policies and standards of professionalism set forth in the Company’s and ILG’s Policies and Procedures, as they may exist from time to time  and so long as each entity’s policies are harmonious with the other such that compliance with both may be achieved; provided, however, where Executive believes there is a conflict between policies, Executive shall provide ILG notice thereof and ILG shall advise Executive on how to proceed with complying with both policies or, where applicable, with which policy to comply.

(f)            REMEDIES FOR BREACH.  Executive will notify ILG in writing of any alleged breach of this Agreement by ILG and/or any of its Affiliates, and ILG will have 30 days from receipt of Executive’s notice to cure any such breach.  Executive agrees and understands that the remedy at law for any breach by Executive of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that upon Executive’s violation of any provision of this Section 2 ILG shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation.  Nothing in this Section 2 shall be deemed to limit ILG’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section 2, which may be pursued by or available to ILG.

(g)           POST-SEPARATION COOPERATION.  Following the expiration or termination of the Executive’s employment for any reason, Executive agrees to make himself reasonably available to ILG and/or its Affiliates to respond to requests for documents and information concerning matters involving facts or events relating to ILG or any of its Affiliates that may be within his knowledge, and further agrees to provide truthful information to ILG, its Affiliates, or any of their respective representatives as reasonably requested with respect to any pending and future litigation, arbitration, other dispute resolution, investigation or request for information.  Executive also agrees to make himself reasonably available to assist ILG and its Affiliates in connection with any administrative, civil or criminal matter or proceeding brought by or brought against ILG and/or any of its Affiliates, in which and to the extent ILG, its Affiliates or any of their respective representatives reasonably deem Executive’s cooperation necessary. Executive shall be reimbursed for his reasonable out-of-pocket expenses incurred as a result of such cooperation.

(h)           SURVIVAL OF PROVISIONS.  The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive’s employment with ILG and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

3.             TERMINATION OF PRIOR AGREEMENTS.  This Agreement constitutes the entire agreement between the Parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the Parties with respect to the subject matter of this Agreement, except prior agreements and understandings between Executive and Hyatt or the Company with respect to confidentiality and assignment of inventions.  Executive acknowledges and agrees that neither ILG nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

4.             ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and none of the Parties shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that  in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company or ILG (a “Transaction”) with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of ILG or the Company hereunder and in the event of any such assignment or Transaction, all references herein to the “Company” or “ILG” shall refer to each entity’s respective assignee or successor hereunder.

5.             WITHHOLDING. ILG or its Affiliate shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6.             SECTION 409A.

(a)           For purposes of this Agreement, a “Separation from Service” occurs when Executive dies, retires or otherwise has a separation of employment from ILG that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(b)           It is intended that any amounts payable under this Agreement and ILG’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

7.             HEADING REFERENCES.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto and Exhibits A, B and C, taken as a whole.

8.             WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each Party.  Notwithstanding anything to the contrary herein, none of (i) a change in Executive’s title, duties and/or level of responsibilities including by way of assignment of Executive to another position with ILG or any of its Affiliates that does not result in a material reduction in Executive’s title, duties and/or level of responsibilities, (ii) the assignment of Executive to a different Reporting Officer for any reason nor (iii) a change in the title of the Reporting Officer shall constitute a modification or a breach of this Agreement.

9.             SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the Parties under this Agreement.

10.          INDEMNIFICATION.  If Executive was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he  is or was an officer or employee of ILG or any of its Affiliates, Executive shall be indemnified and held harmless by ILG to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits ILG to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by Executive in connection therewith and such indemnification shall continue as to Executive if he ceases to be an officer or employee and shall inure to the benefit of Executive’s heirs, executors and administrators; provided, however, that ILG shall indemnify Executive in connection with a proceeding (or part thereof) initiated by Executive only if such Proceeding (or part thereof) was authorized by the Board of Directors of ILG and provided further that  neither ILG, nor any of its Affiliates shall indemnify Executive for any losses incurred by Executive to the extent such result from any acts described in Section 1(c) of this Agreement.  The right to indemnification conferred in this paragraph shall include the obligation of ILG to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “Advance of Expenses”); provided, however, any Advance of Expenses incurred by Executive in his capacity as an officer or employee shall be made only upon delivery to ILG of an undertaking, by or on behalf of Executive, to repay all amounts so advanced if it  shall ultimately be determined by final judicial decision from which there is no further right to appeal that Executive is not entitled to be indemnified for such expenses under this paragraph or otherwise.

ACKNOWLEDGED AND AGREED:

Date: May 23, 2014

INTERVAL LEISURE GROUP, INC.

By:	/s/ Craig M. Nash
Name:	Craig M. Nash
Title:	Chairman, President and Chief Executive Officer

/s/ John M. Burlingame
JOHN M. BURLINGAME

EXHIBIT A

LIST OF CURRENT BOARD POSITIONS WITH

THIRD PARTY ORGANIZATIONS

•                  Member, Board of Directors, American Resort Development Association (“ARDA”)

•                  Trustee, Aquila Funds Trust

EXHIBIT B

RESTRICTED STOCK UNIT AWARD

TERMS AND CONDITIONS

Terms and Conditions for

Service-Based Restricted Stock Unit Awards

These Terms and Conditions apply to the grant awarded to you by Interval Leisure Group, Inc. (“ILG” or the “Company”) pursuant to Section 12 of the Interval Leisure Group 2013 Stock and Incentive Compensation Plan (the “Plan”) of Restricted Stock Units (the “Award”). You were notified of your Award by way of an award notice (the “Award Notice”).

ALL CAPITALIZED TERMS USED HEREIN, TO THE EXTENT NOT DEFINED, SHALL HAVE THE MEANINGS SET FORTH IN THE PLAN.

Continuous Service

Subject to the exceptions delineated below, in order for your Award to vest, you must be continuously employed by ILG or any of its Affiliates during the Restriction Period (as defined below).  Nothing in your Award Notice, these Terms and Conditions, or the Plan shall confer upon you any right to continue in the employ or service of ILG or any of its Affiliates or interfere in any way with their rights to terminate your employment or service at any time.

Vesting

Subject to the Award Notice, these Terms and Conditions and the provisions of the Plan, the Restricted Stock Units (“RSUs”) in respect to your Award, shall vest and no longer be subject to any restriction (such period during which restrictions apply is the “Restriction Period”):

Vesting Date

Percentage of Total
Award Vesting

On the third year anniversary of the Award Date	100%

Termination of Employment

Subject to the provisions of your employment agreement, if any, and these terms and conditions, upon your Termination of Employment during the Restriction Period for Cause or without Good Reason, the RSUs shall be forfeited and canceled in their entirety effective immediately upon such Termination of Employment.  For the avoidance of doubt, transfers of employment among the Company and its Subsidiaries or other Affiliates, without any break in service, is not a Termination of Employment.

If you have a Termination of Employment due to death, any unvested portion of the Award shall vest in full.  If you have a Termination of Employment as a result of a Disability, the Award shall continue to vest on the third anniversary of the date of youremployment with the Company, provided you continue to comply with any applicable confidentiality and non-competition obligations you have to the Company and its Affiliates.  If you have a Termination of Employment without Cause or you resign for Good Reason (as such is defined in the Plan), you will be eligible to receive one-third of your Award for each completed twelve-month period (measured successively) of continued employment following the award date, plus an additional one-third of your Award, where such amount remains available as of such date.

If your Termination of Employment is a Termination for Cause, or if following a Termination of Employment for any reason, ILG determines that during the two years prior to such termination there was an event or circumstance that would have been grounds for Termination for Cause, your Award shall be forfeited and canceled in its entirety upon such termination (or the determination of the basis for a Termination for Cause, if later) and ILG may cause you, immediately upon notice, either to return the shares issued upon the settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for Termination for Cause or to pay ILG an amount equal to the aggregate amount, if any, that you had previously realized in respect of any and all shares issued upon settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination for Cause (i.e., the value of the RSUs upon vesting), in each case, including any dividend equivalents or other distributions received in respect of any such RSUs. This remedy shall be without prejudice to, or waiver of, any other remedies ILG or its Affiliates may have in such event.

Settlement

Subject to your satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after any RSUs in respect of your Award have vested and are no longer subject to the Restriction Period, such RSUs shall be settled. In no event shall settlement occur later than two and one half months after the end of the fiscal year in which the RSUs vest.  For each RSU settled, ILG shall issue one share of Common Stock for each RSU vesting. Notwithstanding the foregoing, ILG shall be entitled to hold the shares issuable to you upon settlement of all RSUs that have vested until ILG or the agent selected by ILG to administer the Plan (the “Agent”) has received from you (i) a duly executed Form W-9 or W-8 and (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such RSUs.

Taxes and Withholding

No later than the date as of which an amount in respect of any RSUs first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, ILG or its Affiliates shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of shares issued upon settlement of the RSUs that gives rise to the withholding requirement. In the event shares are deducted to cover tax withholdings, the number of shares withheld shall generally have a Fair Market Value equal to the aggregate amount of ILG’s withholding obligation. In the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the vesting of your RSUs, pay to ILG, or make arrangements satisfactory to ILG regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

Adjustment in the Event of Change in Stock

Adjustment in the Event of Change in Stock.  In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of ILG (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, significant non-recurring cash dividend, stock rights offering, liquidation, Disaffiliation, or similar event affecting ILG or any of its Affiliates (each, a “Corporate Transaction”), the Compensation and Human Resources Committee (the “Committee”) or the Board may make such substitutions or adjustments as it, in its sole discretion, deems appropriate and equitable to the number of RSUs and the number and kind of shares of Common Stock underlying the RSUs.  The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all RSU award recipients.

Disaffiliation.  The Disaffiliation of the Affiliate of ILG by which you are employed or for which you are performing services at the time of its sale or other disposition by ILG shall be considered a Termination of Employment (not a Change of Control) based on which you will be eligible to receive a one-third of your Award based on each completed twelve-month period (measured successively) of continued service following the grant date.  The remaining RSUs covered by your Award shall be forfeited and canceled in their entirety on the date of such Disaffiliation.

Non-Transferability of the RSUs

Until such time as your RSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

No Rights as a Stockholder

Except as otherwise specifically provided in the Plan, unless and until your RSUs are settled, you shall not be entitled to any rights of a stockholder with respect to the RSUs (including the right to vote the underlying shares) under this Award. Notwithstanding the foregoing, if ILG declares and pays dividends on the Common Stock during the Restriction Period for particular RSUs in respect of your Award, you will be credited with additional amounts for each RSU underlying such Award equal to the dividend that would have been paid with respect to such RSU as if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in RSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the RSUs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to the “Adjustment in the Event of Change in Stock; Disaffiliation” section above.

Other Restrictions

The RSUs shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the delivery of shares, then in any such event, the award of RSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the Plan, the Plan shall control; provided, that an action or provision that is permissive under the terms of the Plan, and required under these Terms and Conditions, shall not be deemed a conflict and these Terms and Conditions shall control.  In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the Plan shall govern. In the event of any conflict between the Award Notice (or any other information posted on ILG’s extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com)) and ILG’s books and records, or (ii) ambiguity in the Award Notice (or any other information posted on ILG’s extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com)), ILG’s books and records shall control.

Amendment

ILG may modify, amend or waive the terms of your RSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection

The acceptance of your RSUs constitutes your authorization of the release from time to time to ILG or any of its Subsidiaries and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your RSUs and/or the Plan (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your RSUs and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your RSUs also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which ILG, your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

Section 409A of the Code

Your Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued there under (“Section 409A”).   In no event shall ILG be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Award.

Notification of Changes

Any changes to these Terms and Conditions shall either be posted on ILG’s intranet and www.benefitaccess.com or communicated (either directly by ILG or indirectly through any of its Subsidiaries or the Agent) to you electronically via e-mail (or otherwise in writing) promptly after such change becomes effective.

Terms and Conditions for Adjusted EBITDA Performance RSU Awards

Overview

These Terms and Conditions apply to Performance RSU Awards, which are grants of performance-based restricted stock units made pursuant to Section 12 of the Interval Leisure Group, Inc. 2013 Stock and Incentive Compensation Plan (the “Plan”).  You were notified of your Performance RSU Award by way of an award notice (the “Award Notice”).

ALL CAPITALIZED TERMS USED HEREIN, TO THE EXTENT NOT DEFINED, SHALL HAVE THE MEANINGS SET FORTH IN THE PLAN.

Continuous Service

Subject to the exceptions delineated below, in order for your Performance RSU Award to vest, you must be continuously employed by Interval Leisure Group, Inc. (“ILG”) or any of its Affiliates through the third anniversary of the relevant award date (the “Continuous Service Requirement”).  Nothing in your Award Notice, these Terms and Conditions or the Plan shall confer upon you any right to continue in the employ or service of ILG or any of its Affiliates or interfere in any way with their rights to terminate your employment or service at any time, subject to the terms of your employment agreement.

Adjusted EBITDA Performance Hurdles

Assuming satisfaction of the Continuous Service Requirement, the actual number of RSUs covered by your Performance RSU Award that will vest is dependent upon the actual achievement by Hyatt Residential Group, Inc.(1) of aggregate Adjusted EBITDA against the HRG’s budgeted aggregate Adjusted EBITDA for calendar years 2015 and 2016, with the actual number of RSUs vesting ranging from 0 to 200% of the Target RSU number specified in your Award Notice. Schedule A to these Terms and Conditions defines Adjusted EBITDA, as well as explains how the achievement by ILG of various levels of Adjusted EBITDA performance impacts the number of RSUs that you will ultimately receive (the “Performance Hurdles”).

Vesting

The vesting date for Performance RSU Awards (the “Performance RSU Award Vesting Date”) will be the later of (i) the third anniversary of the relevant award date (the “Third Anniversary”) and (ii) the date on which ILG’s Compensation and Human Resources Committee (the “Committee”) certifies the level of aggregate Adjusted EBITDA that HRG achieved for the relevant period specified in Schedule A (the “Measurement Period”), which certification shall occur as soon

(1)           As of the award date, the reference to Hyatt Residential Group, Inc., as such may be renamed following the Closing Date,  also includes those affiliates and subsidiaries acquired at such time (collectively, “HRG”).  To the extent other businesses are later included within the same ILG operating segment as HRG and are under the management responsibility of HRG’s executive(s), such businesses may be included within the performance metric applicable to this Award upon the approval of ILG’s Board with a potential adjustment of applicable budget targets.

as reasonably practicable following the date on which ILG releases its earnings for the last year of the Measurement Period.

If the Continuous Service Requirement is satisfied prior to the Performance RSU Award Vesting Date, no subsequent termination of employment for any reason (other than by ILG or its Subsidiaries for Cause, as described below) shall affect the ultimate vesting of your Performance RSU Award.

Termination of Employment

Subject to the provisions of your employment agreement, if you have a Termination of Employment due to death, any unvested portion of the Award shall vest in full at the Target RSU number.  If you have a termination of your employment as a result of a Disability, the Award shall continue to vest for up to three years after the effective date of such termination of your employment provided you continue to comply with any applicable confidentiality and non-competition obligations you have to the Company and its Affiliates, if any. Upon your Termination of Employment by ILG or any of its Affiliates after the first anniversary of the relevant award date but prior to the third anniversary (i) without Cause, or (ii) because you resign for Good Reason (as such is defined in your employment agreement), you shall retain eligibility to receive, for each completed twelve-month period (measured successively) of continued employment following the relevant award date, one-third of your Performance RSU Award, plus an additional one-third of your Award, where such amount remains available as of such date.

The remaining RSUs covered by your Performance RSU Award shall be forfeited and canceled in their entirety on the date of your Termination of Employment.  On the Performance RSU Award Vesting Date, that portion of the RSUs which you remain eligible to receive shall vest as determined by HRG’s achieved level of aggregate Adjusted EBITDA in the Measurement Period.

By way of example, assume that you are granted a Performance RSU Award of 1,500 Target RSUs and your employment is terminated without Cause fourteen (14) months after the relevant award date. At that time, your new Target RSU number shall be 1,000 (two-thirds of your original number) and you shall continue to be eligible to receive 2,000 RSUs if the Maximum Hurdle is achieved. The target number will be reflected on Morgan Stanley’s website, www.benefitaccess.com. If on the Adjusted EBITDA Certification Date (as defined below) the Committee determines that the target level of Adjusted EBITDA for the Measurement Period has been achieved, you would vest at that time in 1,000 RSUs.

Upon your Termination of Employment prior to the Third Anniversary for Cause or without Good Reason, your Performance RSU Award shall be forfeited and canceled in its entirety effective immediately upon such Termination of Employment.

If your Termination of Employment is a Termination for Cause, or if following your Termination of Employment for any reason ILG determines that during the two years prior to such termination there was an event or circumstance that would have been grounds for Termination for Cause, all outstanding Performance RSU Awards held by you shall be forfeited and canceled in their entirety upon such termination (or the determination of the basis for a Termination for Cause, if later), and ILG may cause you, immediately upon notice, either to return the shares issued upon the settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for Termination for Cause or to pay ILG an amount equal to the aggregate amount, if any, that you had previously realized in respect of any and all shares issued upon settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination for Cause (i.e., the value of the RSUs upon vesting), in each case, including any dividend equivalents or other distributions received in respect of any such RSUs.  This remedy shall be without prejudice to, or waiver of, any other remedies ILG or its Affiliates may have in such event.

Determination of Adjusted EBITDA Performance

As soon as reasonably practicable following the date on which ILG releases its earnings for the Measurement Period, the Committee shall certify as to the level of aggregate Adjusted EBITDA that HRG achieved for the Measurement Period, and the resulting percentage of Target RSUs that will vest (the “Adjusted EBITDA Certification Date”).

Committee Discretion to Adjust Adjusted EBITDA Performance Hurdles

Decrease of Performance Hurdles. Through the Adjusted EBITDA Certification Date, the Committee shall retain discretion to decrease Performance Hurdles (or otherwise make adjustments that increase the likelihood of Performance Hurdles being achieved) at any time.  Furthermore, the Committee shall, within 90 days of the discovery of all relevant material facts relating to a Material Reduction Event (as defined below) by the Committee, decrease Performance Hurdles (or otherwise make adjustments that increase the likelihood of Performance Hurdles being achieved), such that, in the Committee’s good faith and sole judgment, the likelihood of achievement of the various Performance Hurdles as adjusted is no less likely than prior to the Material Reduction Event.

A “Material Reduction Event” means a discrete event which is likely to materially decrease Adjusted EBITDA during the Measurement Period in a manner the Committee determines, in its good faith and sole judgment, is not properly reflective of growth in HRG’s performance in the Measurement Period. For purposes of a Material Reduction Event, materiality shall be judged by the Committee without regard to the likelihood of achievement of any particular Performance Hurdles.

Increase of Performance Hurdles.  Through the Adjusted EBITDA Certification Date, the Committee may, within 90 days of the discovery of all relevant material facts relating to a Material Accretion Event (as defined below) by the Committee, increase Performance Hurdles (or otherwise make adjustments that decrease the likelihood of Performance Hurdles being achieved). Any such adjustment shall be made such that, in the Committee’s good faith and sole judgment, the likelihood of achievement of the various Performance Hurdles is no less likely than prior to the Material Accretion Event.

A “Material Accretion Event” means a discrete event which is likely to materially increase Adjusted EBITDA during the Measurement Period in a manner the Committee determines, in its good faith and sole judgment, is not properly reflective of growth in HRG’s performance in the Measurement Period.  For purposes of a Material Accretion Event, materiality shall be judged by the Committee without regard to the likelihood of achievement of any particular Performance Hurdles.

Determinations of the Committee regarding any adjustment (downward or upward) to Performance Hurdles through the Adjusted EBITDA Certification Date will be final and conclusive. Discretion, both positive and negative, need not be applied uniformly by the Committee to all outstanding Performance RSU Awards, but no Performance RSU Awards can be treated less favorably than the majority of Performance RSU Awards subject to the same set of Performance Hurdles.

Settlement

Subject to your satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after the Performance RSU Award Vesting Date your RSUs shall be settled.  In no event shall settlement occur later than two and one half months after the end of the fiscal year in which the RSUs vest.  For each RSU settled, ILG shall issue one share of Common Stock for each RSU vesting.  Notwithstanding the foregoing, ILG shall be entitled to hold the shares issuable to you upon settlement of all RSUs that have vested until ILG or the agent selected by ILG to administer the Plan (the “Agent”) has received from you (i) a duly executed Form W-9 or W-8, as applicable or (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such RSUs.

Taxes and Withholding

No later than the date as of which an amount in respect of any RSUs first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, ILG or its Subsidiaries shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of shares issued upon settlement of the RSUs that gives rise to the withholding requirement.  In the event shares are deducted to cover tax withholdings, the number of shares withheld shall generally have a Fair Market Value equal to the aggregate amount of ILG’s withholding obligation. In the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the vesting or your RSUs, pay to ILG, or make arrangements satisfactory to ILG regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

Adjustment in the Event of Change in Stock or Disaffiliation

Adjustment in the Event of Change in Stock.  In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of ILG (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, significant non-recurring cash dividend, stock rights offering, liquidation, Disaffiliation, or similar event affecting ILG or any of its Affiliates (each, a “Corporate Transaction”), the Compensation and Human Resources Committee (the “Committee”) or the Board may make such substitutions or adjustments as it, in its sole discretion, deems appropriate and equitable to the number of RSUs and the number and kind of shares of Common Stock underlying the RSUs.  The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all RSU award recipients.

Disaffiliation.  The Disaffiliation of the Affiliate of ILG by which you are employed or for which you are performing services at the time of its sale or other disposition by ILG shall be considered a Termination of Employment (not a Change of Control) based on which you will be eligible to receive a one-third of your Award based on each completed twelve-month period (measured successively) of continued service following the grant date.  The remaining RSUs covered by your Award shall be forfeited and canceled in their entirety on the date of such Disaffiliation.

Non-Transferability of the RSUs

Until such time as your RSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

No Rights as a Stockholder

Except as otherwise specifically provided in the Plan, unless and until your RSUs are settled, you shall not be entitled to any rights of a stockholder with respect to the RSUs under this Award.  Notwithstanding the foregoing, if ILG declares and pays dividends on the Common Stock prior to the Performance RSU Award Vesting Date for a particular Performance RSU Award, you will be credited with additional amounts for each RSU underlying such Performance RSU Award equal to the dividend that would have been paid with respect to such RSU as if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in RSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the RSUs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to the “Adjustment in the Event of Change in Stock; Disaffiliation” section above.

Other Restrictions

The RSUs shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the delivery of shares, then in any such event, the award of RSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the Plan, the Plan shall control.  In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the Plan shall govern.  In the event of any conflict between the Award Notice (or any other information posted on ILG’s extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com)) and ILG’s books and records, or (ii) ambiguity in the Award Notice (or any other information posted on ILG’s intranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com), ILG’s books and records shall control.

Amendment

ILG may modify, amend or waive the terms of your RSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection

The acceptance of your RSUs constitutes your authorization of the release from time to time to ILG or any of its Subsidiaries and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your RSUs and/or the Plan (the “Relevant Information”).  Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your RSUs and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your RSUs also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which ILG, your employing company or the Agent considers appropriate.  You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

Section 409A of the Code

Performance RSU Awards are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  In no event shall ILG be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Performance RSU Award.

Notification of Changes

Any changes to these Terms and Conditions, including Schedule A (or any additional schedules) hereto, shall either be posted on ILG’s intranet and www.benefitaccess.com or communicated (either directly by ILG or indirectly through any of its Subsidiaries or the Agent) to you electronically via e-mail (or otherwise in writing) promptly after such change becomes effective. You are therefore urged to periodically check these Terms and Conditions, especially any schedules, to determine whether any changes have been made.

SCHEDULE A

Adjusted EBITDA Performance Hurdle

for Performance RSU Awards

This award of Performance RSUs will vest on the later of (i) the third anniversary of grant and (ii) the date the Committee certifies the level of Adjusted EBITDA that HRG has achieved during the Measurement Period.

The number of shares to vest shall be based on the aggregate actual Adjusted EBITDA achieved for 2015 -2016 pursuant to the following performance schedule:

ACTUAL ADJUSTED EBITDA PERFORMANCE (Millions)	PAYOUT AS A % OF MAXIMUM NUMBER OF SHARES AVAILABLE TO BE EARNED ASSUMING TARGETED PERFORMANCE OVER 2 —YEAR PERFORMANCE MEASUREMENT PERIOD

Less T — 20%	0%
T — 20%	50%
Aggregate Total of the Two Annual Adjusted EBITDA Targets (T)(2)	100%
T + 20%	150%
T + 30% and Above	200%

Payouts for EBITDA amounts between the reference points will be interpolated.

For purposes of this table, Adjusted EBITDA is defined as operating income attributable to common stockholders, excluding, if applicable: (1) non-cash compensation expense, (2) depreciation expense, (3) amortization expense, (4) acquisition related and restructuring costs, and (5) goodwill and asset impairments.

(2)           T equals the sum of the individual Adjusted EBITDA targets for calendar years 2015 and 2016 for HRG as established by the Committee, within the initial 90-days of the calendar year, based on HRG’s budgeted Adjusted EBITDA for each such year.

EXHIBIT C

BRANDED RESIDENTIAL SERVICES

1.              To the extent reasonably requested by Hyatt, Executive will assist in the performance of the tasks set forth below for the following branded residential projects:  Cartagena, Manila, Andaz Maui, Marrakech, Baha Mar, Rio, Serenity Coast, Gurgoan and Escala Lodge:

(a)   participate in monthly telephonic conferences with Hyatt and its representatives to discuss status of such projects and any current issues related thereto,

(b)   introduce Hyatt’s designated representatives to senior-level employees, personnel, customer, vendors, suppliers, investors, partners, lenders and other contacts associated with such projects and assist  in integrating and developing business relationships with such persons,

(c) discuss the day-to-day transactions related to such projects with personnel and representatives of Hyatt and its Affiliates on an ad-hoc basis, and

(d) to the extent any of the foregoing projects remain under development, review project governance documents and generally oversee project governance.

2.              For Andaz Maui, Executive shall continue to assist in the management of the applicable Association, including, but not limited to, by reviewing such Association’s budget documents, providing transition training with respect to management of the Association to personnel of Hyatt and its Affiliates and introducing personnel of Hyatt and its Affiliates to relevant business contacts of the Association.

3.              To the extent reasonably requested by Hyatt, Executive shall assist with the transition of any leads on potential branded residential transactions to Hyatt or its designee of which the Executive is aware, has been considering or is otherwise engaged in negotiating prior to the Closing Date.  Where applicable, such assistance shall include providing Hyatt with detailed summaries of the potential transactions (including party names and identities, valuation and other research materials related to the transaction, any negotiating history, etc.) and introducing Hyatt and its personnel to any applicable field developers, counterparties or persons otherwise involved in the potential transactions (including third-party consultants and service providers), but does not include any obligation to source or pursue new business opportunities.

4.              To the extent reasonably requested by Hyatt, Executive shall assist with providing training to personnel of Hyatt and its Affiliates regarding the development of branded residential projects and transactions, including with respect to (a) researching potential transactions or projects, (b) interacting with the relevant field developers with respect to such projects, (c) valuing any such transactions, (d) administering the timeline for a potential transaction, including all matters typically addressed at a transaction’s kickoff meeting, and administering all announcements or launch events conducted after the project has launched, (e) negotiating and drafting term sheets, rental management agreements, master license agreements, Association agreements and other applicable transaction documents related to such projects, (f) reviewing physical aspects of the project, (g) reviewing the sales and marketing aspects and project governance of the project, (h) administering any operational or management issues related to the project and (i) administering the sales process related to any such project.